Exhibit 99

NEWS RELEASE	Hamilton Beach Brands Holding Company
4421 Waterfront Dr, Glen Allen, VA , 23060
Tel. (804) 273-9777

FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko	For Immediate Release
(440) 229-5130	Wednesday, November 1, 2017

HAMILTON BEACH BRANDS HOLDING COMPANY
ANNOUNCES THIRD QUARTER 2017 RESULTS

Highlights:

•	Spin-off of Hamilton Beach Brands Holding Company from NACCO Industries completed on September 29, 2017

•	Hamilton Beach Brands Holding Company is the holding company for two segments: Hamilton Beach Brands, Inc. and The Kitchen Collection, LLC

•	Q3 2017 increase in International and Commercial sales more than offset by reduced U.S. Consumer sales resulting from timing of shipments at quarter end and lower retail sales at Kitchen Collection

•	Q3 2017 operating profit includes $2.5 million of one-time costs incurred to effect spin-off

Glen Allen, Virginia, November 1, 2017 - Hamilton Beach Brands Holding Company (NYSE: HBB), which was spun off from NACCO Industries, Inc. on September 29, 2017, today announced results for the third quarter of 2017. Consolidated net income for the third quarter of 2017 decreased to $4.3 million, or $0.31 per diluted share, on consolidated revenues of $181.7 million from consolidated net income of $8.7 million, or $0.64 per diluted share, on consolidated revenues of $188.4 million for the third quarter of 2016. Consolidated operating profit decreased to $7.4 million for the third quarter of 2017 from $13.5 million in 2016.
The Company reported consolidated net income for the nine months ended September 30, 2017 of $4.1 million, or $0.30 per diluted share, on consolidated revenues of $475.0 million compared with consolidated net income of $7.5 million, or $0.55 per diluted share, on consolidated revenues of $486.4 million for the first nine months of 2016.
Consolidated operating profit in the three and nine months ended September 30, 2017 includes $2.5 million of one-time, non-tax deductible costs incurred to effect the spin-off from NACCO.
Consolidated EBITDA for the third quarter of 2017 and the trailing twelve months ended September 30, 2017, was $8.6 million and $44.5 million, respectively. EBITDA in this press release is provided solely as a supplemental non-GAAP disclosure. For reconciliations from GAAP results to the non-GAAP results, see page 9.
The Company had cash on hand of $3.1 million as of September 30, 2017 compared with $11.3 million as of December 31, 2016 and $5.4 million as of September 30, 2016. Debt as of September 30, 2017 was $80.5 million compared with $38.7 million as of December 31, 2016 and $27.1 million as of September 30, 2016. On September 28, 2017, prior to the spin-off, the Company paid NACCO a $35 million cash dividend.

Completion of Spin-off of Hamilton Beach Brands Holding Company from NACCO
At the close of business on September 29, 2017, NACCO Industries, Inc. distributed a dividend of approximately 6.8 million shares of Hamilton Beach Brands Holding Company ("Hamilton Beach Holding") Class A common stock ("Class A Common") and approximately 6.8 million shares of Hamilton Beach Holding Class B common stock ("Class B Common") to NACCO stockholders. On October 2, 2017, Hamilton Beach Holding's Class A Common began trading as an independent public company on the New York Stock Exchange under the symbol HBB. As a result of the distribution of one share of Class A Common and one share of Class B Common for each share of NACCO Class A or NACCO Class B, the earnings per share amounts for Hamilton Beach Holding have been calculated based upon the number of shares distributed in the spin-off.
Other than the $2.5 million of expenses incurred to effect the spin-off, the financial results of Hamilton Beach Holding for the third quarter and nine months ended September 30, 2017 do not include any expenses associated with being a stand-alone public company. As an independent public company, Hamilton Beach Holding expects to incur annual incremental expenses of up to $3.0 million pre-tax for the normal and customary expenses associated with being a public company, such as expenses related to its public reporting obligations, directors fees and insurance.
As an independent company, Hamilton Beach Holding's current intention is to pay regular quarterly dividends. The Company's board of directors will, at its first regularly scheduled meeting in November, evaluate and determine a dividend payout, taking into account the business needs and capital structure of the new public company.

Hamilton Beach Brands, Inc. - Third Quarter Results
Hamilton Beach reported net income of $5.2 million and revenues of $153.6 million for the third quarter of 2017 compared with net income of $9.5 million and revenues of $157.3 million for the third quarter of 2016. Operating profit decreased to $9.0 million in the third quarter of 2017 from $14.4 million in the third quarter of 2016. The 2017 operating profit includes $2.5 million of one-time costs incurred to effect the spin-off from NACCO.
Revenues decreased in the third quarter of 2017 compared with the prior year third quarter primarily as a result of a decrease in sales volumes in the U.S. Consumer market, mainly attributable to the timing of shipments at the end of the quarter. The decrease in U.S. Consumer sales was partially offset by an increase in International consumer sales and a modest increase in Commercial sales.
Both operating profit and net income decreased in the third quarter of 2017 compared with the prior year. These decreases were primarily the result of an increase in operating expenses in the third quarter of 2017 from the one-time costs incurred for the spin-off and an increase in employee-related expenses. Gross profit was comparable between years as benefits from reduced product costs and a favorable shift in sales mix to higher-margin and higher-priced products were mostly offset by lower sales volumes.
For the nine months ended September 30, 2017, Hamilton Beach reported net income of $9.1 million and revenues of $395.3 million compared with net income of $12.2 million and revenues of $400.1 million for the nine months ended September 30, 2016.

Hamilton Beach - Outlook
Changing consumer buying patterns continue to create uncertainty about the overall growth prospects for the U.S. retail market for small appliances. In this environment, U.S. and Canadian consumer markets for small kitchen appliances in the fourth quarter of 2017 are expected to be comparable to the fourth quarter of 2016, while other international consumer and commercial markets in which Hamilton Beach participates are expected to continue to grow moderately. Sales are expected to continue to shift from in-store channels to internet sales channels.
Hamilton Beach continues to focus on strengthening the consumer market position of its various product lines through product innovation, promotions, increased placements and branding programs. Hamilton Beach will continue to leverage its strong brand portfolio by introducing new innovative products, as well as upgrades to certain existing products across a wide range of brands, price points and categories in both consumer and commercial marketplaces. The company continues to pursue opportunities to create or add product lines and brands that can be distributed in high-end or specialty stores and on the Internet, including the addition of a new CHI®-branded garment care line under a multi-year licensing deal, which began initial shipments during the first half of 2017 and is gaining distribution traction. Hamilton Beach also expects its growing global commercial business to benefit from broader distribution of several newer products. Hamilton Beach's robust commercial and consumer product pipeline is expected to affect both revenues and operating profit positively in the fourth quarter of 2017 and in future periods.
As a result of this market environment, new product introductions and anticipated upgrades or enhancements in its other product lines, as well as increased placements and promotions in its core small kitchen appliance business for the fourth quarter holiday-selling season and the additional revenue from the delayed third-quarter shipments, Hamilton Beach's sales volumes and revenues are expected to increase in the fourth quarter of 2017 compared with the fourth quarter of 2016. The fourth-quarter revenue increase is expected to more than offset the revenue decline for the nine months ended September 30, 2017. As a result, Hamilton Beach continues to expect an overall modest increase in full-year 2017 revenues over 2016 provided consumer spending is at expected fourth quarter levels.
    Overall, Hamilton Beach expects net income in the fourth quarter of 2017 to increase substantially compared with the fourth quarter of 2016, with anticipated benefits from increased revenues and reduced product costs expected to be partially offset by incremental costs associated with being a stand-alone public company, higher employee-related expenses and increased costs to implement Hamilton Beach's strategic initiatives. The anticipated increase in fourth quarter net income is expected to result in a modest increase in full-year 2017 net income compared with 2016, despite the additional costs incurred related to the spin-off and incremental costs to be incurred as a stand-alone public entity. Hamilton Beach continues to monitor currency effects, as well as commodity and other input costs, closely and intends to continue to adjust product prices and product placements as market conditions permit.
The fourth quarter 2017 cash flow before financing activities is expected to be substantially higher than the fourth quarter of 2016. However, full-year 2017 cash flow before financing activities is expected to be substantial but significantly lower than full-year 2016. Capital expenditures are estimated to be $2.2 million in the fourth quarter of 2017 and $5.9 million for the full year.
In 2018, the consumer retail market for small kitchen appliances is expected to grow modestly compared to 2017, and the international and commercial markets in which Hamilton Beach participates are expected to continue to grow moderately. Overall Hamilton Beach's revenues are expected to increase in 2018 compared with 2017 due to enhanced distribution and increased higher-priced, higher-margin product placements resulting from the execution of the company's strategic initiatives. Net income in 2018 is expected to increase modestly compared with 2017 as the benefits of the increased revenues are expected to be mostly offset by the costs to implement these initiatives and the incremental costs the Company will incur as a stand-alone public entity, as well as anticipated increased advertising expense and modest increases in product costs. In 2018, cash flow before financing activities is expected to be higher than 2017 and capital expenditures are expected to be approximately $7 million.
Longer term, Hamilton Beach continues to work to improve return on sales through economies of scale derived from market growth and its strategic revenue growth initiatives. These initiatives are focused on enhancing Hamilton Beach's placements in the North American consumer business, enhancing sales in the e-commerce market, expanding its participation in the "only-the-best" market by investing in new products to be sold under the Wolf Gourmet®, Weston®, Hamilton Beach® Professional and CHI® brand names, expanding internationally in emerging growth markets, increasing its global commercial presence through enhanced global product lines for chains and distributors serving the global food service and hospitality markets and leveraging its other strategic initiatives to drive category and channel expansion.

Kitchen Collection - Third Quarter Results
Kitchen Collection reported revenues of $28.6 million for the third quarter of 2017 compared with revenues of $32.9 million for the third quarter of 2016 and a net loss of $1.2 million for the third quarter of 2017 compared with net loss of $0.7 million for the third quarter of 2016. At September 30, 2017, Kitchen Collection operated 209 stores compared with 221 stores at September 30, 2016 and 223 stores at December 31, 2016.
The decrease in revenues was primarily due to a decline in comparable store sales and the loss of sales from closing 19 underperforming stores since September 30, 2016. The decrease in comparable store sales was mainly attributable to a decline in customer traffic, which resulted in a decline in the number of store transactions and a decrease in the average sales transaction value. Sales at newly opened Kitchen Collection® stores partially offset the revenue decrease.
The 2017 third-quarter net loss increased primarily as a result of the decrease in comparable store sales partially offset by lower headquarters operating expenses.
For the nine months ended September 30, 2017, Kitchen Collection reported a net loss of $5.3 million and revenues of $81.2 million compared with a net loss of $4.5 million and revenues of $89.9 million for the nine months ended September 30, 2016.

Kitchen Collection - Outlook
The retail environment at physical store locations continues to be challenged as changing consumer shopping patterns have led to declining consumer traffic to physical locations and reduced in-store transactions as consumers buy more over the Internet or utilize the Internet for comparison shopping. These factors are expected to continue to reduce Kitchen Collection's target consumers' spending on housewares and small appliances in mall locations. Given this market environment, Kitchen Collection continues to focus on optimizing its store count for current foot traffic trends. Including the 18 stores closed and four opened during the first nine months of 2017, Kitchen Collection expects to close a total of 19 stores and open six for full-year 2017. As a result of these actions, Kitchen Collection anticipates revenues and results to continue to decline in the 2017 fourth quarter and for the 2017 full year compared with the respective 2016 periods. Cash flow before financing activities is expected to be positive in 2017 but substantially lower than 2016. Capital expenditures are expected to be $0.7 million in the fourth quarter of 2017 and $1.4 million for the 2017 full year.
Over the past several years, the pace of new Kitchen Collection® store openings has slowed and the number of store closings has increased. Currently, approximately 75% of Kitchen Collection's store portfolio is in outlet mall locations and 25% is in enclosed malls. In 2018, the company expects to continue to aggressively manage its store portfolio through natural lease expirations and ongoing renegotiations of rent commitments, with a goal of having approximately two-thirds of its stores with leases of one year or less by the end of 2018, while also maintaining its focus on decreasing the number of stores to a smaller core group of profitable outlet stores in more favorable outlet mall locations. If Kitchen Collection cannot reach acceptable terms with its landlords as leases come up for renewal, the pace of store closings could increase. As a result of these initiatives, Kitchen Collection expects revenues in 2018 to decrease compared with 2017 as it continues to prudently close non-performing stores. Kitchen Collection's goal is to deliver breakeven results in 2018. However, this objective could be challenged if the results of the fourth-quarter 2017 holiday-selling season are lower than expected requiring adjustments to 2018 expectations, if pending renegotiations of rent commitments are not as successful as expected and if 2018 store traffic is not at expected levels. Due to forecasted working capital changes and capital expenditures, cash flow before financing activities is expected to result in a modest use of cash in 2018. Capital expenditures are expected to be approximately $0.7 million.
Kitchen Collection aims to provide consumers with highly desirable products at affordable prices. Kitchen Collection's continued focus on increasing the average sale per transaction, the average closure rate and the number of items per transaction through the continued refinement of its format and improved customer interactions to enhance customers' store experience is expected to generate sales growth over time. Additionally, improved product offerings, a focus on sales of higher-margin products, merchandise mix and displays, new store profitability, closure of underperforming stores and optimizing expense structure are expected to generate improved operating profit over time. As a result, Kitchen Collection believes its smaller core store portfolio is well positioned to take advantage of any future traffic recovery.

Hamilton Beach Holding - Outlook
In the current market environment and including the various factors noted in the Hamilton Beach and Kitchen Collection segment outlooks, Hamilton Beach Holding's fourth-quarter consolidated operating profit and net income are expected to increase compared with the 2016 fourth quarter, resulting in full-year 2017 consolidated operating profit and net income comparable to 2016.
In 2018, Hamilton Beach Holding expects consolidated net income to improve modestly over 2017.
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Conference Call
In conjunction with this news release, the management of Hamilton Beach Brands Holding Company will host a conference call on Thursday, November 2, 2017 at 10:00 a.m. eastern time. The call may be accessed by dialing (844) 579-6824 (Toll Free) or (763) 488-9145 (International), Conference ID: 4296097, or over the Internet through Hamilton Beach Brands Holding Company's website at www.hamiltonbeachbrands.com. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the broadcast. A replay of the call will be available shortly after the end of the conference call through November 9, 2017. The online archive of the broadcast will be available on the Hamilton Beach Brands Holding Company website.

Non-GAAP and Other Measures
This release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Included in this release are reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”).

EBITDA in this press release is provided solely as a supplemental non-GAAP disclosure of operating results. Management believes that EBITDA assists investors in understanding the results of operations of the Company. In addition, management evaluates results using EBITDA.

Forward-looking Statements Disclaimer
The statements contained in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Such risks and uncertainties with respect to each subsidiary's operations include, without limitation:
Hamilton Beach Brands, Inc.: (1) changes in the sales prices, product mix or levels of consumer purchases of small electric and specialty housewares appliances, (2) changes in consumer retail and credit markets, including the increasing volume of transactions made through third-party internet sellers, (3) bankruptcy of or loss of major retail customers or suppliers, (4) changes in costs, including transportation costs, of sourced products, (5) delays in delivery of sourced products, (6) changes in or unavailability of quality or cost effective suppliers, (7) exchange rate fluctuations, changes in the import tariffs and monetary policies and other changes in the regulatory climate in the countries in which Hamilton Beach buys, operates and/or sells products, (8) product liability, regulatory actions or other litigation, warranty claims or returns of products, (9) customer acceptance of, changes in costs of, or delays in the development of new products, (10) increased competition, including consolidation within the industry, (11) shifts in consumer shopping patterns, gasoline prices, weather conditions, the level of consumer confidence and disposable income as a result of economic conditions, unemployment rates or other events or conditions that may adversely affect the level of customer purchases of Hamilton Beach's products, and (12) changes mandated by federal, state and other regulation, including tax, health, safety or environmental legislation.
Kitchen Collection: (1) decreased levels of consumer visits to brick and mortar stores, (2) increased competition, including through online channels, (3) shifts in consumer shopping patterns, gasoline prices, weather conditions, the level of consumer confidence and disposable income as a result of economic conditions, unemployment rates or other events or conditions that may adversely affect the number of customers visiting Kitchen Collection® stores, (4) changes in the sales prices, product mix or levels of consumer purchases of kitchenware and small electric appliances, (5) changes in costs, including transportation costs, of inventory, (6) delays in delivery or the unavailability of inventory, (7) customer acceptance of new products, (8) the anticipated impact of the opening of new stores, the ability to renegotiate existing leases and effectively and efficiently close under-performing stores, and (9) changes in the import tariffs and monetary policies and other changes in the regulatory climate in the countries in which Kitchen Collection buys, operates and/or sells products.

About Hamilton Beach Brands Holding Company
Hamilton Beach Brands Holding Company is an operating holding company for two separate businesses. Hamilton Beach Brands, Inc. is a leading designer, marketer and distributor of branded small electric household and specialty housewares appliances, as well as commercial products for restaurants, bars and hotels. The Kitchen Collection, LLC is a national specialty retailer of kitchenware in outlet and traditional malls throughout the United States. For more information about Hamilton Beach Brands Holding Company and its subsidiaries, visit the Company’s website at www.hamiltonbeachbrands.com.

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HAMILTON BEACH BRANDS HOLDING COMPANY AND SUBSIDIARIES
CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2017	2016	2017	2016
	(In thousands, except per share data)

Revenues	$181,713	$188,390	$474,971	$486,442
Cost of sales	133,586	138,329	353,436	364,052
Gross profit	48,127	50,061	121,535	122,390
Operating expenses
Selling, general and administrative expenses	40,351	36,237	113,343	109,081
Amortization of intangible assets	346	346	1,036	1,036
	40,697	36,583	114,379	110,117
Operating profit	7,430	13,478	7,156	12,273
Other (income) expense
Interest expense	423	286	1,300	1,115
Other, net, including interest income	40	457	(939)	288
	463	743	361	1,403
Income before income tax provision	6,967	12,735	6,795	10,870
Income tax provision	2,708	4,003	2,655	3,323
Net income	$4,259	$8,732	$4,140	$7,547

Basic and diluted earnings per share	$0.31	$0.64	$0.30	$0.55
Basic and diluted weighted average shares outstanding	13,673	13,673	13,673	13,673

HAMILTON BEACH BRANDS HOLDING COMPANY AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS (UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2017	2016	2017	2016
	(In thousands)
Revenues
Hamilton Beach	$153,592	$157,264	$395,320	$400,058
Kitchen Collection	28,644	32,895	81,177	89,912
Eliminations	(523)	(1,769)	(1,526)	(3,528)
Total	$181,713	$188,390	$474,971	$486,442

Operating profit (loss)
Hamilton Beach	$9,001	$14,399	$14,947	$19,162
Kitchen Collection	(1,581)	(921)	(7,868)	(6,822)
Eliminations	10	—	77	(67)
Total	$7,430	$13,478	$7,156	$12,273

Income (loss) before income tax provision (benefit)
Hamilton Beach	$8,632	$13,726	$14,826	$17,944
Kitchen Collection	(1,675)	(991)	(8,108)	(7,007)
Eliminations	10	—	77	(67)
Total	$6,967	$12,735	$6,795	$10,870

Net income (loss)
Hamilton Beach	$5,245	$9,511	$9,129	$12,184
Kitchen Collection	(1,155)	(717)	(5,268)	(4,539)
Eliminations	169	(62)	279	(98)
Total	$4,259	$8,732	$4,140	$7,547

EBITDA RECONCILIATION (UNAUDITED)

	Quarter Ended
	12/31/2016	3/31/2017	6/30/2017	9/30/2017	9/30/2017 Trailing 12 Months
	(In thousands)
Net income (loss)	$18,632	$(1,357)	$1,239	$4,259	$22,773
Income tax provision (benefit)	11,661	(814)	760	2,708	14,315
Interest expense	260	415	462	423	1,560
Interest income	—	—	(1)	—	(1)
Depreciation and amortization expense	2,173	1,308	1,174	1,227	5,882
EBITDA*	$32,726	$(448)	$3,634	$8,617	$44,529

* EBITDA in this press release is provided solely as a supplemental disclosure with respect to operating results. EBITDA does not represent net income, as defined by U.S. GAAP and should not be considered as a substitute for net income, or as an indicator of operating performance. Hamilton Beach Brands Holding Company defines EBITDA as income (loss) before income tax provision (benefit), plus net interest expense and depreciation and amortization expense. EBITDA is not a measurement under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.